Exhibit 99.1
Nordson Corporation Elects Annette Clayton to its Board of Directors

Westlake, Ohio – February 20, 2024 – Nordson Corporation (NASDAQ: NDSN) today announced the election of Annette Clayton, chairwoman and former president and chief executive officer of Schneider Electric North America, to its board of directors, effective April 1, 2024. Ms. Clayton’s extensive executive and leadership experience in manufacturing, engineering operations, quality and productivity improvements, business process and strategic development, operational planning and business development will be an excellent complement to Nordson’s board.

“We are pleased to welcome Annette to the Company’s board of directors,” said Michael J. Merriman, chair of Nordson’s board of directors. “Annette brings impressive operating credentials in the industrial and technology sectors. Her operational expertise and her first-hand experience transforming businesses in different market segments will bring a unique perspective as Nordson continues to implement its strategy to drive profitable growth.”

Ms. Clayton currently serves on the boards of Duke Energy Corporation (NYSE: DUK) and NXP Semiconductors N.V. (NASDAQ: NXPI). In addition, she sits on the National Electrical Manufacturers Association board and chaired it for two consecutive terms (2021-2022), and she is on the board of directors for the National Association of Manufacturers.

“Having spent my entire career within global manufacturing and technology companies, dating back to my early days on the plant floor at General Motors, I became familiar with Nordson’s differentiated products and its dedication to quality and innovation,” said Ms. Clayton. “It is exciting to learn more about the many end markets and customers that Nordson serves, particularly as the Ascend Strategy is taking root and will allow this great company to grow and scale.”

Ms. Clayton’s appointment brings the total number of Nordson directors to ten. She will serve on the board’s audit committee immediately upon joining the Board on April 1, 2024.

About Annette Clayton

Annette currently serves as chairwoman for Schneider Electric North America, a multinational company and part of the Schneider Electric Group (ENXTPA: SU) specializing in digital automation and energy management, after transitioning from her role as Chief Executive Officer in December 2023. Ms. Clayton also oversees North America’s growing microgrid business that today counts more than 350 renewable energy installations across the North America region. In 2011, she joined the Schneider Electric group as global supply chain officer before serving as CEO for North America until December 2023. Prior to her career at Schneider Electric, Ms. Clayton held roles as vice president of global operations at Dell Technologies, Inc., and led the transformation of its global supply chain and fulfillment model. From 1983 to 2006, she worked at General Motors Corporation in senior management roles, including president of Saturn Corporation.

Ms. Clayton holds a bachelor’s degree in general engineering from Wright State University and obtained a master’s degree in engineering management from the University of Dayton.

Nordson Corporation is an innovative precision technology company that leverages a scalable growth framework through an entrepreneurial, division-led organization to deliver top tier growth with leading margins and returns. The Company’s direct sales model and applications expertise serves global customers through a wide variety of critical applications. Its diverse end market exposure includes consumer non-durable, medical, electronics and industrial end markets.  Founded in 1954 and headquartered in Westlake, Ohio, the Company has operations and support offices in over 35 countries.  Visit Nordson on the web at www.nordson.com, linkedin/Nordson, or www.facebook.com/nordson.

Exhibit 99.1
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Contact
Lara Mahoney
Vice President,
Investor Relations & Corporate Communications
440.204.9985
Lara.Mahoney@nordson.com